Exhibit 10.7

PLEDGE AGREEMENT

PLEDGE AGREEMENT, dated as of 29 APRIL 2009, (this “Agreement”) made among RENAISSANCE REINSURANCE LTD., a company organized and existing under the laws of Bermuda whose address of its registered or principal office is at Renaissance House, 8-20 East Broadway, Pembroke HM 19, Bermuda (the “Pledgor”), and CITIBANK EUROPE PLC (the “Pledgee”).

PRELIMINARY STATEMENTS.

(1)	The Pledgor and the Pledgee have entered into one or more Master Agreements (as defined in Exhibit A) pursuant to which the Pledgee may, from time to time in its sole discretion, issue, or procure the issuance of, for the account of the Pledgor, letters of credit or similar or equivalent instruments (each a “Credit” and, collectively, the “Credits”).

(2)	The Pledgor has agreed to collateralize its obligations to the Pledgee that result from time to time under each Master Agreement and in respect of the Credits issued thereunder, whether now existing or from time to time hereafter incurred or arising, as such obligations are more fully defined in Section 3 of this Agreement as the Secured Obligations.

(3)	The Pledgor and the Pledgee desire to execute and deliver this Agreement for the purpose of securing the Secured Obligations and subjecting the property hereinafter described to the Lien of this Agreement as security for the performance of the Secured Obligations.

(4)	The Pledgor has opened account number RREF0741002 (together with any successor account opened and maintained for this purpose, the “Account”) with The Bank of New York Mellon at its office at One BNY Mellon Center, Pittsburgh, PA 15258, U.S.A.

NOW, THEREFORE, in consideration of the premises and in order to induce the Pledgee to enter into transactions with and to provide services to the Pledgor and its subsidiaries pursuant to separate agreements or arrangements between such persons and the Pledgee, the parties hereto hereby agree as follows:

Section 1. Defined Terms. Except as otherwise expressly provided herein, capitalized terms used herein shall have the meanings assigned to such terms in Exhibit A.

Section 2. Grant of Security. Subject to and in accordance with the provisions of this Agreement, the Pledgor hereby assigns, pledges and grants to the Pledgee a first priority security interest in and a Lien on all of the Pledgor’s right, title and interest, whether now owned or hereafter acquired, in all of the following (collectively, the “Collateral”):

(i)	the Account;

(ii)	the Securities and any Instruments or other Financial Assets credited to the Account or otherwise acquired by the Pledgee in any manner and under its control as Collateral (the “Pledged Securities”) including, without limitation, any Securities Account and Security Entitlement in respect of the Account, the Pledged Securities or any of them;

(iii)	all additional Investment Property (including without limitation) Securities, Security Entitlements, Financial Assets, or other property and all funds, cash or cash equivalents (together with any applicable Account or Securities Account) from time to time (A) received, receivable or otherwise distributed in respect of or in exchange or substitution for any other Collateral (all such funds, cash or cash equivalents to be Financial Assets for the purposes of this Agreement) or (B) otherwise acquired by the Pledgee in any manner and delivered to the Pledgee or under the control of the Pledgee as Collateral; and

(iv)	all proceeds (including, without limitation, cash proceeds) of any or all of the foregoing, including without limitation, proceeds that constitute property of the types described in clauses (i), (ii) and (iii) above.

Section 3. Security of Obligations. This Agreement (and the Collateral pledged hereunder) secures the payment of such proportion of the obligations of the Pledgor as is required under Section 6(h) hereof, now or hereafter existing under each Master Agreement (including contingent obligations with respect to Credit(s) issued or procured for issuance by the Pledgee for the Pledgor’s account) and this Agreement, whether direct or indirect, absolute or contingent, and whether for principal, interest, fees, expenses or otherwise and the payment of such proportion as is required under Section 6(h) hereof, of any and all expenses (including reasonable counsel fees and expenses) incurred by the Pledgee in enforcing any rights under this Agreement and the Master Agreements (all such obligations being the “Secured Obligations”). Subject to Section 10 hereof, this Agreement is intended to convey to the Pledgee, and hereby grants to the Pledgee, the right and power to exercise exclusive control over all Security Entitlements in, and the sole right and power to direct dispositions of all cash deposits in the Account for the purposes of sections 9-106(c) and 9-104(b) of the NYUCC.

Section 4. Delivery of Security Collateral.

(a)	On or prior to the date hereof, the Pledgor shall transfer or credit, or cause to be transferred or credited, all of the Pledged Securities to the Pledgee or to the Account or a Securities Account under arrangements acceptable to the Pledgee in its sole discretion. Pledgor shall deliver all other Collateral to the Pledgee or to a Securities Intermediary subject to the control of the Pledgee under arrangements acceptable to the Pledgee in its sole discretion. Upon the occurrence of and during the continuance of an Event of Default (as hereinafter defined), the Pledgor expressly authorizes the Pledgee and the Pledgee shall have the right, at any time it reasonably determines is necessary or desirable to enable the Pledgee to better perfect or protect the security interests granted hereunder, upon notice to the Pledgor, to transfer to or to register in the name of the Pledgee or any of its nominees any or all of the Collateral.

(b)	Upon the occurrence and during the continuance of an Event of Default, or at any time with the prior written consent of the Pledgor, the Pledgee may transfer, or require the Pledgor to transfer the Collateral from the Account to an account at Citibank, N.A. (London, England branch) and to execute a replacement deposit agreement (in substantially the customary form used by the Pledgee, a copy of which deposit agreement has been provided to Pledgor) in substitution for this Agreement.

Section 5. Use of Proceeds. Proceeds that are received in respect of any Collateral shall be held as cash Collateral as provided in Section 2 of this Agreement.

Section 6. Representations, Warranties and Covenants. The Pledgor represents, warrants and covenants on the date of this Agreement and on each day (by reference to the facts and circumstances then existing) until this Agreement has expired or terminated, that:

(a)	The Pledgor is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority (including, without limitation, all governmental licenses, permits and other approvals except where such failure would not have a material adverse effect on the Pledgor’s business) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.

(b)	The execution, delivery and performance by the Pledgor of this Agreement, and the consummation of the transactions contemplated hereby, are within the Pledgor’s corporate powers and have been duly authorized by all necessary corporate action.

(c)	The Pledgor’s exact legal name, as defined in Section 9-503(a) of the NYUCC, is correctly set forth in Schedule 3 hereto. Such Pledgor has only the trade names listed on Schedule 3 hereto. Such Pledgor is (i) located (within the meaning of Section 9-307 of the NYUCC) and (ii) has its chief executive office in the state or jurisdiction set forth in Schedule 3 hereto. The information set forth in Schedule 3 hereto with respect to such Pledgor is true and accurate in all respects. Such Pledgor has not previously changed its name, location, chief executive office, type of organization, jurisdiction of organization or organizational identification number from those set forth in Schedule 3 hereto except as disclosed in Schedule 4 hereto.

(d)	All Collateral consisting of certificated securities and instruments has been delivered to the Pledgee.

(e)	The Pledgor is the legal and beneficial owner of the Collateral free and clear of any Lien, claim, option or right of others, except for the security interest created under this Agreement. No effective financing statement or other instrument similar in effect covering all or any part of such Collateral or listing the Pledgor or any trade name of the Pledgor as debtor with respect to such Collateral is on file in any recording office, except such as may have been filed in favor of the Pledgee.

(f)	No consent of any other Person and no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or other third party is required either (i) for the grant by the Pledgor of the assignment and security interest granted hereby, for the pledge by the Pledgor of the Collateral pursuant hereto or for the execution, delivery or performance of this Agreement by the Pledgor, (ii) for the perfection or maintenance of the pledge, assignment and security interest created hereby (including the first priority nature of such pledge, assignment or security interest), except for the filing of financing and continuation statements under the NYUCC, which financing statements have been duly filed and are in full force and effect, and the actions described in Section 4 with respect to the Collateral and the execution of the Account Control Agreement (as defined below), which actions have been taken and are in full force and effect or (iii) for the exercise by the Pledgee of its rights provided for in this Agreement or the remedies in respect of the Collateral pursuant to this Agreement, except as may be required in connection with the disposition of any portion of the Collateral by laws affecting the offering and sale of securities generally.

(g)	The execution, delivery and performance by the Pledgor of this Agreement and the consummation of the transactions contemplated hereby, do not and will not (i) violate any provision of law, rule or regulation applicable to the Pledgor; (ii) conflict with the charter or by-laws or substantively similar constitutive documents of the Pledgor; or (iii) contravene or conflict with, or create a lien (other than the lien in favour of the Pledgee created hereby) or right of termination or acceleration under, any contractual obligation binding upon the Pledgor.

(h)	The Pledgor shall cause Securities of the type specified in Schedule 1 (the “Qualifying Collateral”) to be pledged as Collateral so that at all times the Letter of Credit Value of such Securities shall, subject to the provisions of Section 7(B)(II) of this Agreement, equal or exceed an amount equal to 75% of the aggregate amount of the then outstanding Credits (the “Required Account Value”); and without limiting the foregoing, if at any time the Pledgor is not in compliance with the requirements of this subsection (h), the Pledgor shall within five Business Day cause additional Securities of the type specified in Schedule 1 to be held as Collateral pursuant to Section 2 to the extent required to cause the Pledgor to be in compliance with this subsection (h). Final determination as to whether a security shall be treated as Qualifying Collateral for the purposes of this Section 6(h) shall be at the sole discretion of the Pledgee.

The sum representing 25% of the aggregate amount of the then outstanding Credits which does not form part of the Required Account Value shall be defined for the purposes of this Agreement as the “Unsecured Portion”.

(i)	The Pledgor is the legal and beneficial owner of the Collateral and the Pledgor has and shall at all times have rights in, and good and marketable title to, the Collateral, free and clear of all Liens and “adverse claims” (as such term is defined in Section 8-102(a)(1) of the NYUCC), save as may have been disclosed by the Pledgor to the Pledgee in writing prior to the date of this Agreement. Liens in favour of Citibank, N.A. securing the Pledgor’s reimbursement obligations to Citibank, N.A. in connection with the issuance of letters of credit shall be deemed to have been disclosed in writing to the Pledgee. The Pledgor undertakes, upon becoming aware that it is to be subject to a Change of Control, to promptly inform the Pledgee of such fact and to enter into such additional documentation as may be required in order to ensure that the rights of the Pledgee under this Agreement are in no way prejudiced including, but not limited to, the entering into of new Master Agreement and/or Pledge Agreement on substantially the same terms as those existing at such time.

(j)	This Agreement and the pledge and assignment of the Collateral pursuant hereto create a valid security interest in the Collateral in which a security interest may be created under Article 9 of the NYUCC, securing the payment of such proportion of the Secured Obligations as is required under Section 6(h) hereof, (ii) this Agreement and the related Account Control Agreement, dated as of the date hereof (“the Account Control Agreement”), by and among the Pledgor, the Pledgee and The Bank of New York Mellon are sufficient to perfect such security interest as to which perfection can be achieved by possession, control or the filing of financing statements under the NYUCC, and (iii) assuming the Pledgee has no notice of any Liens or “adverse claims” (as such terms is defined in Section 8-102(a)(1) of the NYUCC) with respect to the Collateral, the Pledgee will take the Collateral free and clear of any Liens and adverse claims.

Section 7. Undertakings.

A.	The Pledgor undertakes to the Pledgee that it shall:

(a)	provide the Pledgee with each annual 10K filing made by RenaissanceRe Holdings Ltd., as soon as it is available and in any event within 95 days of its financial year end;

(b)	provide the Pledgee with each 10Q filing made by RenaissanceRe Holdings Ltd., as soon as it is available and in any event within 50 days of the end of the relevant quarter; and

(c)	provide the Pledgee with a copy of the Pledgor’s unaudited balance sheet as soon as it is available and in any event within 50 days of the end of the relevant quarter, prepared in accordance with GAAP (subject to normal year-end adjustments and expect that footnote and schedule disclosure may be abbreviated);

Failure to comply with such undertakings shall not comprise an Event of Default unless such failure remains unremedied for a period of 30 days following the date upon which the Pledgee gave notice of such failure to the Pledgor.

B. I	In respect of the Unsecured Portion only, the Pledgor undertakes to the Pledgee that it shall comply at all times with the following financial covenants:

(i)	Minimum Financial Strength Rating: the Pledgor will maintain at all times a Minimum Financial Strength Rating of at least “A-”.

“Financial Strength Rating” means (a) the financial strength rating given to the Pledgor by A.M. Best Company (or any successor) or (b) in the event that A.M. Best Company ceases to exist or to issue financial strength ratings generally, the equivalent financial strength rating given to the Pledgor by Standard & Poor’s Ratings Services (a division of The McGraw-Hill Companies, Inc.) (or any successor).

(ii)	Net Worth: Not to permit its Net Worth to be less than an amount equal to $960,000,000 (the “Required Net Worth”); provided, that, if the Pledgor’s Net Worth at any time is less than the Required Net Worth, but is greater than or equal to $800,000,000 (the “Minimum Net Worth”), then, so long as the Required Rating is maintained, the Pledgor shall not be deemed to have failed to meet this financial covenant for the purposes of Section 7(B)(II) below until the first day at which (i) the Net Worth is less than the Minimum Net Worth, (ii) the Financial Strength Rating is less than the Required Rating, (iii) there is no publicly available Financial Strength Rating or (iv) the date which is three months from the date the Net Worth was less than the Required Net Worth if Net Worth continues to be less than the Required Net Worth.

(iii)	Leverage: The Group will maintain at all times a ratio of consolidated debt for borrowed money (other than liens on invested assets pursuant to trusts) to Total Capital, of not greater than .35 : 1.00.

II	Should the Pledgor fail to meet any one or more of the financial covenants in Section 7(B)(I), the Pledgor shall within five Business Days of request by the Pledgee, cause additional Securities of the type specified in Schedule 1 to be held as Collateral pursuant to Section 2 to the extent required so that at all times the Letter of Credit Value of all Securities held as Collateral shall equal or exceed an amount equal to the aggregate amount of the then outstanding Credits. In such an event, the definition of “Required Account Value” as utilised herein shall be deemed duly amended so as to incorporate the additional Collateral. Final determination as to whether a security shall be treated as Qualifying Collateral for the purposes of this Section 7(B)(II) shall be at the sole discretion of the Pledgee. Failure to comply with the terms of this Section 7(B)(II) shall comprise an Event of Default.

III	Should one of the financial covenants set out in Section 7(B)(I) have been breached, such that the collateralisation trigger in Section 7(B)(II) has been exercised and where the Pledgor has provided such additional Securities as are required to comply with said Section 7(B)(II), the Pledgee nevertheless agrees:-

(a)	that in the event that the breach has been rectified and the Pledgor can demonstrate, to the Pledgee’s reasonable satisfaction, that the financial covenants have been fully complied with for a period of two full calendar year quarters, then

(b)	it shall release such additional Securities as are then being provided by the Pledgor solely as a result of its failure to comply with Section 7(B)(I) and the Required Account Value shall be reduced to reflect such compliance and release.

For the avoidance of doubt, following a return of Collateral by the Pledgee as described in Section 7(B)(III)(b) above, Section 7 shall continue to apply as if such breach had not occurred. Should, therefore, a further breach of the financial covenants set out in Section 7(B)(I) take place, the Pledgor will again be required to provide such additional Securities as are required in order to comply with the requirements of Section 7(B)(II).

Section 8. Further Assurances.

(a)	The Pledgor agrees that from time to time, at the expense of the Pledgor, the Pledgor will execute and deliver, or otherwise authenticate, within five Business Days of request, all further Instruments and documents, and take all further action, that may be necessary or desirable, or that the Pledgee may reasonably request, in order to continue, perfect and protect any pledge, assignment or security interest granted or purported to be granted hereby or to enable the Pledgee to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, the Pledgor will execute and file such financing or continuation statements, or amendments thereto, and such other Instruments or notices, as may be necessary or desirable, or as the Pledgee may reasonably request, in order to perfect and preserve the pledge, assignment and security interest granted or purported to be granted hereby.

(b)	The Pledgor hereby authorizes the Pledgee to file one or more financing or continuation statements, and amendments thereto, in each case without the signature of the Pledgor, and regardless of whether any particular asset described in such financing statements falls within the scope of the NYUCC or the granting clause of this Agreement. A photocopy or other reproduction of this Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law. The Pledgor ratifies its authorization for the Pledgee to have filed such financing statements, continuation statements or amendments filed prior to the date hereof.

(c)	The Pledgor will furnish to the Pledgee from time to time statements and schedules further identifying and describing the Collateral of the Pledgor and such other reports in connection with such Collateral as the Pledgee may reasonably request, all in reasonable detail.

Section 9. Post-Closing Changes. Within ten Business Days after the date upon which the Pledgor changes its name, type of organization, jurisdiction of organization, organizational identification number or location from those set forth in Schedule 3, the Pledgor will provide written notice to the Pledgee and take all action required by the Pledgee for the purpose of perfecting or protecting the security interest granted by this Agreement. The Pledgor will not become bound by a security agreement authenticated by another Person (determined as provided in Section 9-203(d) of the NYUCC) in respect of the Collateral without giving the Pledgee 30 days’ prior written notice thereof and taking all action required by the Pledgee to ensure that the perfection and first priority nature of the Pledgee’s security interest in the Collateral will be maintained. The Pledgor will hold and preserve its records relating to the Collateral and will permit representatives of the Pledgee at any time during normal business hours to inspect and make abstracts from such records and other documents. If the Pledgor does not have an organizational identification number and later obtains one, it will for with notify the Pledgee of such organizational identification number.

Section 10. Distributions.

(a)	Other than upon and during the continuance of an Event of Default,

(i)	the Pledgor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Collateral or any part thereof for any purpose; provided, however, that the Pledgor will not exercise or refrain from exercising any such right if such action would have a material adverse effect on the value of the Collateral or any part thereof.

(ii)	to the extent consistent with Section 6(h), the Pledgor shall be entitled to receive and retain any and all distributions paid in respect of the Pledged Securities; provided, however, that any and all

(A)	distributions paid or payable other than in cash in respect of, and Instruments, Financial Assets and other property received, receivable or otherwise distributed in respect of, or in exchange for, any Collateral; and

(B)	cash paid, payable or otherwise distributed in respect of principal of, or in redemption of, or in exchange for, any Collateral,

shall be forthwith delivered to the Pledgee to hold as Collateral and shall, if received by the Pledgor, be received in trust for the benefit of the Pledgee, be segregated from the other property or funds of the Pledgor and be forthwith delivered to the Pledgee as Collateral in the same form as so received (with any necessary endorsement) to the extent the Collateral is less than the Required Account Value.

(b)	The Pledgee shall execute and deliver (or cause to be executed and delivered) to the Pledgor all such proxies and other instruments as the Pledgor may reasonably request for the purpose of enabling the Pledgor to exercise the voting and other rights that it is entitled to exercise pursuant to paragraph (a)(i) above and to receive the dividends or interest payments that it is authorized to receive and retain pursuant to paragraph (a)(ii) above.

Section 11. Transfer and Other Liens. The Pledgor shall not (i) sell, assign or otherwise dispose of, or grant any option with respect to, any of the Collateral, or (ii) create or suffer to exist any Lien upon or with respect to any of the Collateral, including any right to give any Entitlement Order with respect to the Collateral, except for the pledge, assignment and security interest created by this Agreement.

Section 12. Pledgee Appointed Attorney-in-Fact. The Pledgor hereby irrevocably appoints the Pledgee as the Pledgor’s attorney-in-fact, with, upon the occurrence and during the continuance of an Event of Default, full authority upon failure to perform any of the obligations under each Master Agreement or this Agreement in the place and stead of the Pledgor and in the name of the Pledgor or otherwise, from time to time, in the Pledgee’s discretion, to take any action and to execute any instrument that the Pledgee may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation:

(a)	to ask for, demand, collect, sue for, recover, compromise, receive and give acquaintance and receipts for moneys due and to become due under or in respect of any of the Collateral,

(b)	to receive, indorse and collect any drafts or other instruments or documents, in connection with clause (a) above, and

(c)	to file any claims or take any action or institute any proceedings that the Pledgee may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Pledgee with respect to any of the Collateral.

Section 13. Pledgee May Perform. Upon the occurrence and during the continuance of an Event of Default, should the Pledgor fail to perform any agreement contained herein, the Pledgee may, but without any obligation to do so and without notice, itself perform, or cause performance of, such agreement, and the expenses of the Pledgee incurred in connection therewith shall be payable by the Pledgor under Section 17(b) hereof.

Section 14. The Pledgee’s Duties. The powers conferred on the Pledgee hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Pledgee shall have no duty as to any Collateral, as to ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not the Pledgee has or is deemed to have knowledge of such matters, or as to the taking of any necessary steps to preserve rights against any parties or any other rights pertaining to any Collateral. The Pledgee shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Pledgee accords its own property.

Section 15. Security Interest Absolute. The obligations of the Pledgor under this Agreement are independent of the Secured Obligations and any agreement with respect to the Secured Obligations, and a separate action or actions may be brought and prosecuted against the Pledgor to enforce this Agreement, irrespective of whether any action is brought against the Pledgor under the Master Agreements or whether the Pledgor is joined in any such action or actions. All rights of the Pledgee and the pledge, assignment and security interest hereunder, and all obligations of the Pledgor hereunder, shall be irrevocable, absolute and unconditional, irrespective of, and the Pledgor irrevocably waives (to the maximum extent permitted by applicable law) any defenses it may now have or may hereafter acquire in any way relating to, any or all of the following:

(a)	any lack of validity or enforceability of this Agreement, each Master Agreement or any other agreement or instrument relating thereto;

(b)	any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations or any other amendment or waiver of or any consent to any departure from this Agreement or each Master Agreement, including, without limitation, any increase in the Secured Obligations;

(c)	any taking, exchange, release or non-perfection of any other collateral, or any taking, release or amendment or waiver of or consent to departure from any guaranty for all or any of the Secured Obligations;

(d)	any manner of application of the Collateral, or proceeds thereof, to all or any of the Secured Obligations, or any manner of sale or other disposition of any Collateral for all or any of the Secured Obligations or any other assets of the Pledgor or any of its subsidiaries;

(e)	any change, restructuring or termination of the corporate structure or existence of the Pledgor or any of its subsidiaries; or

(f)	any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Pledgor or a third party grantor of a security interest.

Section 16. Remedies. If an Event of Default shall have occurred:

(a)

The Pledgee may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party upon default under the NYUCC and also may, without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Pledgee’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Pledgee may deem commercially reasonable. The Pledgor agrees that, to the extent notice of sale shall be required by law, at least ten days’ notice to the Pledgor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Pledgee shall not be obligated to make any sale of Collateral regardless of a notice of sale having been given. The Pledgee may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. For the avoidance of doubt, a failure alone by the Pledgor to meet its obligations to provide additional Collateral under Section 7(B)(II) hereof shall not entitle the Pledgee to exercise its rights under this Section 16(a) in respect of such Collateral as was provided by the Pledgor in order to comply with the requirements of Section 6(h) of this Agreement.

(b)	Any cash held by or on behalf of the Pledgee and all cash proceeds received by the Pledgee in respect of any sale of, collection from, or other realization upon all or any part of the Collateral may, in the discretion of the Pledgee, be held by the Pledgee as Collateral for, and/or then or at any time thereafter applied (after payment of any amounts payable to the Pledgee pursuant to Section 17) in whole or in part by the Pledgee against all or any part of the outstanding Secured Obligations in such order as the Pledgee shall elect. Any surplus of such cash or cash proceeds held by the Pledgee and remaining after payment in full of all the Secured Obligations shall be paid over to the Pledgor or to whomsoever may be lawfully entitled to receive such surplus.

(c)	The Pledgee may, without notice to the Pledgor, except as required by law and at any time or from time to time, charge, set-off and otherwise apply all or any part of the outstanding Secured Obligations against the Collateral or any part thereof.

(d)	All payments received by the Pledgor in respect of the Collateral shall be received in trust for the benefit of the Pledgee, shall be segregated from other funds of the Pledgor that do not constitute Collateral and shall be forthwith paid over to the Pledgee or credited to the Account in the same form as so received (with any necessary indorsement).

Section 17. Indemnity and Expenses.

(a)	The Pledgor agrees to indemnify, defend and save and hold harmless the Pledgee and its affiliates and its (and its affiliates’) officers, directors, employees, agents, attorneys and advisors (each, an “Indemnified Party”) from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or resulting from this Agreement (including, without limitation, enforcement of this Agreement), except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct.

(b)	The Pledgor will, upon demand, pay to the Pledgee the amount of any and all reasonable expenses, including the reasonable fees and expenses of its counsel and of any experts and agents that the Pledgee may incur in connection with (i) the administration of this Agreement, (ii) the custody, preservation, use or operation of, or the sale of, collection from or other realization upon, any of the Collateral, (iii) the exercise or enforcement (whether through negotiations, legal proceedings or otherwise) of any of the rights of the Pledgee hereunder or (iv) the failure by the Pledgor to perform or observe any of the provisions hereof.

Section 18. Currency.

(a)	For the purpose of or pending the discharge of any of the Secured Obligations, the Pledgee may convert any monies received, recovered or realised or subject to application by the Pledgee under this Agreement (including the proceeds of any previous conversion under this Section) from their existing currency of denomination into such other currency of denomination as the Pledgee may think fit, and any such conversion shall be effected at the Pledgee’s then prevailing spot rate of exchange for obtaining such other currency with the existing currency.

(b)	References herein to any currency extend to any funds of that currency and for the avoidance of doubt funds of one currency may be converted into different funds of the same currency.

Section 19. Amendments; Waivers; Etc. No amendment or waiver of any provision of this Agreement, and no consent to any departure by the Pledgor herefor, shall in any event be effective unless the same shall be in writing and signed by the Pledgee, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure on the part of the Pledgee to exercise, and no delay in exercising any right hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

Section 20. Addresses for Notices. All notices and other communications provided for hereunder shall be either (i) in writing (including telegraphic, telecopier or telex communication) and mailed, telegraphed, telecopied, telexed or otherwise delivered or (ii) by electronic mail (if electronic mail addresses are designated as provided below) confirmed immediately in writing, in the case of the Pledgee, addressed to the Insurance Letter of Credit Department, Citibank Europe Plc, 1 North Wall Quay, IFSC, Dublin 1, Ireland. FAO: Peadar Mac Canna; Fax: +353 1622 2741; E-mail: Peadar.maccanna@citi.com and, in the case of the Pledgor, addressed to Renaissance Reinsurance Ltd., Renaissance House, 8-20 East Broadway, Pembroke HM 19 Bermuda. FAO: Fred Donner; Fax: +1 441 296 5037; E-mail: frd@renre.com; or, as to any party, at such other address as shall be designated by such party in a written notice to the other parties. All such notices and other communications shall, when mailed, telegraphed, telecopied, telexed, sent by electronic mail or otherwise, be effective when deposited in the mails, delivered to the telegraph company, telecopied, confirmed by telex answerback, sent by electronic mail and confirmed in writing, or otherwise delivered (or confirmed by a signed receipt), respectively, addressed as aforesaid; except that notices and other communications to the Pledgee shall not be effective until received by the Pledgee. Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or of any Schedule hereto shall be effective as delivery of an original executed counterpart thereof.

Section 21. Continuing Security Interest; Assignments. This Agreement shall create a continuing security interest in the Collateral and shall (a) remain in full force and effect until the Secured Obligations are paid in full in cash or, subject to the Pledgee’s agreement, otherwise provided for, (b) be binding upon the Pledgor and the Pledgee and their respective successors and permitted assigns and (c) inure, together with the rights and remedies of the Pledgee and its respective successors, transferees and assigns. Without limiting the generality of the foregoing clause (c), where the Pledgee has assigned or otherwise transferred to any other Person all or any portion of its rights and obligations under a Master Agreement, the Pledgee may assign or otherwise transfer to any other Person all or any portion of its rights and obligations under this Agreement to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to the Pledgee herein or otherwise. The Pledgor will, at its own expense, make, execute, endorse, acknowledge, file and/or deliver to the Pledgee such confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, reports and other assurances or instruments and take such further steps related to the Collateral and other property or rights covered by the security interest hereby granted, which the Pledgee deems reasonably advisable to perfect, preserve or protect its security interest in the Collateral, including any actions which may be required or advisable as a result of any amendment or supplement to applicable laws, including the NYUCC.

Section 22. Release and Termination. Upon the later of (i) the date on which the Secured Obligations are paid in full in cash or, subject to the Pledgee’s agreement, otherwise provided for or (ii) any termination as provided in each Master Agreement, the pledge, assignment and security interest granted hereby shall terminate and all rights to the Collateral shall revert to the Pledgor. Upon any such termination, the Pledgee will, at the Pledgor’s expense execute and deliver to the Pledgor such documents as the Pledgor shall reasonably request to evidence such termination.

Section 23. Governing Law; Terms. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, except to the extent that the validity or perfection of the security interest hereunder in respect of any particular collateral is mandatorily governed by the laws of a jurisdiction other than the State of New York, in which case the laws of such other jurisdiction shall govern such matters.

Section 24. Jurisdiction, Venue.

(a)	The Pledgor hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of any New York State or Federal court (to the extent such court has subject matter jurisdiction) sitting in New York City and any appellate court from any such court in any action or proceeding arising out of or relating to this Agreement or for the recognition and enforcement of any judgment, and the Pledgor hereby irrevocably and unconditionally agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State court or in such Federal court. The Pledgor hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. The Pledgor hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or federal court. The Pledgor hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. The Pledgor irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to such Pledgor at its address specified in Section 20. The Pledgor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

(b)	Nothing in this Section 24 shall affect the right of the Pledgee to serve legal process in any other manner permitted by applicable law or affect any right which the Pledgee would otherwise have to bring any action or proceeding against the Pledgor or its property in the courts of any other jurisdiction.

(c)	To the extent that the Pledgor has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution or otherwise) with respect to itself or its property, the Pledgor, to the extent permitted by law, hereby irrevocably waives such immunity in respect of its obligations under this Agreement and, without limiting the generality of the foregoing, agrees that the waivers set forth in this subsection (c) shall have the fullest scope permitted under the United States Foreign Sovereign Immunities Act of 1976, as amended, and are intended to be irrevocable for purposes of such Act.

SECTION 25. WAIVER OF JURY TRIAL. EACH OF THE PLEDGOR AND THE PLEDGEE HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PLEDGEE IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

Section 26. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier or electronic transmission (i.e. “PDF” or “TIFF” files) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 27. Severability. If any term or provision of this Agreement is or shall become illegal, invalid or unenforceable in any jurisdiction, all other terms and provisions of this Agreement shall remain legal, valid and enforceable in such jurisdiction and such illegal, invalid or unenforceable provision shall be legal, valid and enforceable in any other jurisdiction.

Section 28. Termination of Prior Agreement. The parties agree that any prior pledge agreement between the Pledgor and the Pledgee with respect to the Collateral is terminated as of the effective date of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

RENAISSANCE REINSURANCE LTD.

BY:

/s/    Fred R. Donner

Name: Fred R. Donner

Title: Chief Financial Officer

CITIBANK EUROPE PLC

BY:

/s/    Peadar Mac Canna

Name: Peadar Mac Canna

Title: Director

EXHIBIT A

CERTAIN DEFINED TERMS

(a)	Capitalized terms used herein shall have the respective meanings ascribed to them below:

“Business Day” means a day (other than a Saturday or Sunday) on which the banks are generally open for business in London.

“Collateral” has the meaning specified therefor in Section 2 hereof.

“Change of Control” is deemed to have occurred if:

(a) the Persons owning the Voting Interests of Pledgor as of the date hereof shall cease to own 51% or more of the Voting Interests of Pledgor; or

(b)	Continuing Directors shall cease for any reason to constitute a majority of the board of directors of Pledgor.

“Continuing Directors” means the directors of Pledgor on the date hereof and each other director if, in each case, such other director’s nomination for election to the board of directors of Pledgor is recommended by at least a majority of the then Continuing Directors.

“Entitlement Holder” means a Person that (a) is an “entitlement holder” as defined in Section 8-102(a)(7) of the NYUCC (except in respect of a book-entry Security); and (b) in respect of any book-entry Security, is an “entitlement holder” as defined in 31 C.F.R. 357.2 (or, as applicable to such book-entry Security, the corresponding Federal Book-Entry Regulations governing such book-entry Security) which, to the extent required or permitted by the Federal Book-Entry Regulations, is also an “entitlement holder” as defined in Section 8-102(a)(7) of the NYUCC.

“Entitlement Order” has the meaning set forth in Section 8-102(a)(8) of the NYUCC and shall include, without limitation, any notice or related instructions from the Pledgee directing the transfer or redemption of the Collateral or any part thereof.

“Event of Default” means (i) a breach of, or default or event of default under, any Master Agreement or (ii) any breach, default or failure under this Agreement that has not been waived in writing by the Pledgee or, in the case of breaches, defaults or failures under Section 7 of the Agreement, that shall not have been cured within the specified period(s) provided for in the said Section 7.

“Federal Book-Entry Regulations” means the federal regulations contained in Subpart B (“Treasury/Reserve Automated Debt Entry System (TRADES)” governing book-entry securities consisting of United States Treasury securities, U.S. Treasury bonds, notes and bills) and Subpart D (“Additional Provisions”) of 31 C.F.R. Part 357, 31 C.F.R. §357.10 through §357.14 and §357.41 through §357.44 (including related defined terms in 31 C.F.R. §357.2), as amended by regulations published at 61 Fed. Reg. 43626 (August 23, 1996) and as amended by an subsequent regulations.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Group” means RenaissanceRe Holdings Ltd. and each other person from time to time included in its consolidated financial statements filed with the Securities and Exchange Commission.

“Letter of Credit Value” means

(a) in respect of each component of the Qualifying Collateral, (x) the market value of the Security or (y) the cash value, in each case

(i)	subject to the provisions of Schedules 1 and 2 and

(ii)	multiplied by the percentage specified in the table set out in Schedule 1 under the column headed “Letter of Credit Value” for that type of Security or for cash; and if at any time there is more than one component part to the Qualifying Collateral, the Letter of Credit Value for the Qualifying Collateral shall be the sum of the Letter of Credit values for each component part of the Qualifying Collateral; or

(b) such other amount calculated in such other manner as may be notified from time to time by the Pledgee to the Pledgor.

“Lien” means any mortgage, pledge, attachment, lien, charge, claim, encumbrance, lease or security interest, easement, right of first or last refusal, right of first offer or other option or contingent purchase right.

“Master Agreement” means each agreement (as from time to time amended, varied supplemented, novated or assigned) between the Pledgor (or by any person for or on behalf of the Pledgor) and the Pledgee, pursuant to which the Pledgee has established, maintained, amended, renewed or substituted or arranged for the establishment, maintenance, amendment, renewal or substitution of a Credit.

“Net Worth” means, as of any date of determination, the consolidated shareholders’ equity of the Pledgor calculated in accordance with GAAP.

“NYUCC” means the Uniform Commercial Code from time to time in effect in the State of New York.

“Person” means any individual, corporation, partnership, joint venture, foundation, association, joint-stock company, trust, unincorporated organization, government or any political subdivision thereof or any agency or instrumentality of any thereof.

“Securities Intermediary” means a Person that (a) is a “securities intermediary” as defined in Section 8-102(a)(14) of the NYUCC and (b) in respect of any U.S. Government Obligations, is also a “securities intermediary” as defined in 31 C.F.R. 357.2.

“Secured Obligations” has the meaning specified therefor in Section 3 hereof.

“Security Control” means “control” as defined in Section 9-115(1)(e) of the NYUCC.

“Security Entitlement” means (a) security entitlement” as defined in Section 8-102(a)(17) of the NYUCC (except in respect of a U.S. Government Obligation); and (b) in respect of any U.S. Government Obligation, a “security entitlement” as defined in 31 C.F.R. 357.2 which, to the extent required or permitted by the Federal Book-Entry Regulations, is also a “security entitlement” as defined in Section 8-102(a)(17) of the NYUCC.

“STRIPS” has the meaning thereof set forth in Section 357.2 of the Federal Book-Entry Regulations.

“Total Capital” means the consolidated shareholders equity of the Group calculated in accordance with GAAP plus the consolidated debt obligations of the Group.

“U.S. Government Obligations” means all of the United States Treasury securities (including STRIPS) maintained in the commercial book-entry system entitled Treasury/Reserve Automated Debt Entry System (“TRADES”) pursuant to the Federal Book-Entry Regulations or pursuant to a successor system.

“Voting Interests” of any Person means shares of capital stock issued by a corporation, or equivalent equity interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

(b)	NYUCC Terms. Terms defined or referenced in the NYUCC and not otherwise defined or referenced herein are used herein as therein defined or referenced. In particular, the following terms are used herein as defined or referenced in the respective NYUCC sections indicated below: “Account”: Section 9-106; “Entitlement Order”: Section 8-102(a)(8); “Financial Asset”: Section 8-102(a)(9); “Instrument”: Section 9-105(I)(i); “Investment Property”: Section 9-115(1)(f); “Person”: Section 1-201(30); “Securities Account”: Section 8-501(a); “Security”: Section 8-102(a)(15).